News Release

For Immediate Release:	For More Information,
October 8, 2021	Contact: Elaine Pozarycki
919-834-3090

    First Bancorp Announces Management Team Changes

Southern Pines, N.C. – First Bancorp (NASDAQ – FBNC), the parent company of First Bank, announced today changes in the management team of the Company and the Bank. Adam Currie will become Chief Banking Officer of First Bank; Elizabeth B. Bostian will become General Counsel and Chief Financial Officer of the Company; and Blaise Buczkowski, Chief Administrative Officer, will continue in that role and become the Company’s Chief Accounting Officer, reporting to Ms. Bostian. Mr. Currie and Ms. Bostian will report to Michael G. Mayer, Chief Executive Officer of First Bank and President of the Company, and continue to maintain their offices in Greensboro, N.C. Ms. Buczkowski will continue to maintain her office in the Company’s headquarters in Southern Pines, N.C.

In addition, the Bank will align its business into three organizational lines; Commercial Banking, being led by Brad Mickle, Commercial Banking Executive, maintaining his office in Wilmington, N.C.; Community Banking, being led by Rob Patterson, Community Banking Executive, maintaining his office in Sanford, N.C.; and Retail Banking, being led by Bill Bunn, Retail Banking Executive, maintaining his office in Raleigh, N.C., all reporting to Adam Currie, Chief Banking Officer.

Mr. Mayer commented: “We are excited that these important members of our leadership team will undertake expanded responsibilities as we move forward into the future. We believe that First Bank will have expanded opportunities to implement our strategy of thoughtful and disciplined growth. The experience and depth that will be provided by these colleagues in their expanded roles will be critical to achieving our goals of growth, community support and revenue generation. I would also like to thank Eric Credle for his 24 years of hard work and dedication as our Chief Financial Officer. He has been a critical part of the growth and success of our Bank.”

Mr. Credle, Executive Vice President and Chief Financial Officer, will retire effective November 12th. Following his retirement, he will serve as a consultant to First Bank through the transition.

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $8.2 billion. Its principal activity is the ownership and operation of First Bank, a state chartered institution that provides a wide array of banking products and services through 100 branches in North Carolina and South Carolina. First Bank also provides SBA loans to its customers through a nationwide network of lenders. For more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com.

Please visit our website at www.LocalFirstBank.com.